CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Global Medium-Term Notes, Series A	$23,884,000	$3,076.26

Pricing Supplement dated March 7, 2014
(To the Prospectus dated July 19, 2013 and the Prospectus Supplement dated July 19, 2013)
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-190038
Barclays Bank PLC Airbag Autocallable Yield Optimization Notes

$2,442,000 Notes linked to the common stock of Buffalo Wild Wings, Inc. due March 13, 2015
$7,531,000 Notes linked to the common stock of Western Refining, Inc. due March 13, 2015
$10,402,000 Notes linked to the common stock of Qlik Technologies Inc. due March 13, 2015
$3,509,000 Notes linked to the Class A common stock of Zynga Inc. due March 13, 2015
Investment Description
Airbag Autocallable Yield Optimization Notes (the “Notes”) are unsecured and unsubordinated notes issued by Barclays Bank PLC (the “Issuer”) linked to the performance of the common stock of a specific company (the “Underlying Stock”). On a monthly basis, Barclays Bank PLC will pay you a coupon (the “Monthly Coupon”) regardless of the performance of the Underlying Stock unless the Notes have been previously called.  Barclays Bank PLC will automatically call the Notes if the closing price of the Underlying Stock on any quarterly Observation Date is greater than or equal to the closing price of the Underlying Stock on the Trade Date (the “Initial Price”). If the Notes have been called, Barclays Bank PLC will repay the principal amount of your Notes plus pay the Monthly Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes. If the Notes have not been called and the closing price of the Underlying Stock on the Final Valuation Date (the “Final Price”) is greater than or equal to the specified Conversion Price (subject to adjustments in the case of certain corporate events described in the prospectus supplement under “Reference Assets — Equity Securities — Share Adjustments Relating to Securities with an Equity Security as the Reference Asset”), Barclays Bank PLC will pay you a cash payment at maturity equal to the principal amount of your Notes plus the Monthly Coupon due on the Coupon Payment Date that is also the Maturity Date. However, if the Final Price of the Underlying Stock is less than the Conversion Price, Barclays Bank PLC will deliver to you a number of shares of the Underlying Stock equal to the principal amount per Note divided by the Conversion Price (the “Share Delivery Amount”) for each of your Notes plus the Monthly Coupon due on the Coupon Payment Date that is also the Maturity Date. Investing in the Notes involves significant risks. The contingent repayment of principal only applies if you hold the Notes to maturity. At maturity, you may lose up to your entire principal amount depending on the performance of the Underlying Stock. In exchange for receiving Monthly Coupons on the Notes, you are accepting the risk of receiving shares of the Underlying Stock at maturity that are expected to be worth less than the principal amount of your Notes and the credit risk of Barclays Bank PLC for all payments under the Notes. Generally, the higher the coupon rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is expected to be limited to the Monthly Coupons paid on the Notes, and you are not expected to participate in any appreciation of the Underlying Stock. Any payment on the Notes, including any repayment of principal, is subject to the credit risk inherent in purchasing a debt obligation of Barclays Bank PLC. If Barclays Bank PLC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes, and you could lose your entire investment.
Features	Key Dates
❑      Income: Regardless of the performance of the Underlying Stock, Barclays Bank PLC will pay you a Monthly Coupon unless the Notes have been previously automatically called. In exchange for receiving the Monthly Coupon on the Notes, you are accepting the risk of receiving shares of the Underlying Stock at maturity that are expected to be worth less than your principal amount and the credit risk of Barclays Bank PLC for all payments under the Notes.
❑      Automatic Call: The Notes will be called automatically if the closing price of the Underlying Stock on any quarterly Observation Date is greater than or equal to its Initial Price. If the Notes are automatically called, Barclays Bank PLC will repay your principal amount plus pay the Monthly Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you.
❑      Contingent Repayment of Principal at Maturity: If by maturity the Notes have not been automatically called and the Final Price is not below the Conversion Price on the Final Valuation Date, Barclays Bank PLC will pay you the principal amount at maturity plus the Monthly Coupon due on the Coupon Payment Date that is also the Maturity Date. However, if by maturity the Notes have not been automatically called and the Final Price is below the Conversion Price on the Final Valuation Date, Barclays Bank PLC will deliver to you a number of shares of the Underlying Stock equal to the Share Delivery Amount at maturity for each of your Notes, which is expected to be worth less than your principal amount and may have no value at all, plus the Monthly Coupon due on the Coupon Payment Date that is also the Maturity Date. The contingent repayment of principal applies only if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.
	Trade Date	March 7, 2014
	Settlement Date1	March 13, 2014
	Coupon Payment Dates	Monthly (see page PS-6)
	Observation Dates2	Quarterly (see page PS-4)
	Final Valuation Date2	March 9, 2015
	Maturity Date2	March 13, 2015
1 See “Supplemental Plan of Distribution” for more details on the expected Settlement Date.
2 Subject to postponement in the event of a market disruption event as described under “Reference Assets — Equity Securities — Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement.  Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date.

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE UP TO THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-6 AND UNDER “RISK FACTORS” BEGINNING ON PAGE S-6 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.
Note Offerings
This pricing supplement relates to four separate Airbag Autocallable Yield Optimization Notes we are offering. Each of the four Notes is linked to the common stock of a different company, and each of the four Notes has its own Coupon Rate, Initial Price and Conversion Price, as specified in the table below. The Notes will be issued in minimum denominations equal to $1,000 and integral multiples of $1,000. Coupons will be paid monthly in arrears in 12 equal installments (subject to the automatic call feature of the Notes).
Underlying Stocks	Total Coupon Payable over the Term of the Notes*	Coupon Rate per Annum	Initial Price	Conversion Price	CUSIP/ ISIN
Common stock of Buffalo Wild Wings, Inc.	7.19%	7.19%	$151.91	$129.12, which is 85.00% of the Initial Price	06742B410 / US06742B4106
Common stock of Western Refining, Inc.	7.83%	7.83%	$38.75	$31.00, which is 80.00% of the Initial Price	06742B394 / US06742B3942
Common stock of Qlik Technologies Inc.	9.26%	9.26%	$30.00	$22.50, which is 75.00% of the Initial Price	06742B386 / US06742B3868
Class A common stock of Zynga Inc.	11.26%	11.26%	$5.58	$3.91, which is 70.00% of the Initial Price	06742B378 / US06742B3785
* Subject to an earlier automatic call.
See “Additional Information about Barclays Bank PLC and the Notes” on page PS-2 of this pricing supplement. The Notes will have the terms specified in the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013 and this pricing supplement.

	Initial Issue Price1		Underwriting Discount		Proceeds to Barclays Bank PLC
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the common stock of Buffalo Wild Wings, Inc.	$2,442,000	$1,000	$36,630	$15	$2,405,370	$985
Notes linked to the common stock of Western Refining, Inc.	$7,531,000	$1,000	$112,965	$15	$7,418,035	$985
Notes linked to the common stock of Qlik Technologies Inc.	$10,402,000	$1,000	$156,030	$15	$10,245,970	$985
Notes linked to the Class A common stock of Zynga Inc.	$3,509,000	$1,000	$52,635	$15	$3,456,365	$985
1 Our estimated value of the Notes on the Trade Date, based on our internal pricing models, is $977.10 per Note for Notes linked to the common stock of Buffalo Wild Wings, Inc.; $975.40 per Note for Notes linked to the common stock of Western Refining, Inc.; $970.00 per Note for Notes linked to the common stock of Qlik Technologies Inc.; and $972.30 per Note for Notes linked to the Class A common stock of Zynga Inc. In respect of each offering, the estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-2 of this pricing supplement.
Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Key Risks” beginning on page PS-6 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The Notes constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.
We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Notes after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes
You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 relating to our Global Medium-Term Securities, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.
If the terms discussed in this pricing supplement differ from those in the prospectus or prospectus supplement, the terms discussed herein will control.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
t	Prospectus dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm
t	Prospectus supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm
Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Notes” refers to the four different series of Airbag Autocallable Yield Optimization Notes that are offered hereby, unless the context otherwise requires.
Additional Information Regarding Our Estimated Value of the Notes
Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Trade Date is based on our internal funding rates.  Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Trade Date is less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Trade Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately 5 months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes.  The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page PS-6 of this pricing supplement.

Investor Suitability

The Notes may be suitable for you if:

t You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of an investment in the Underlying Stock.

t You believe the Final Price of the Underlying Stock is not likely to be below the Conversion Price and, if it is, you can tolerate receiving shares of the Underlying Stock at maturity expected to be worth less than your principal amount or that may have no value at all.

t You understand and accept that you will not participate in any appreciation in the price of the Underlying Stock and that your return potential is limited to the coupons paid on the Note.

t You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Stock.

t You are willing to hold securities that will be called on the earliest Observation Date on which the Underlying Stock closes at or above its Initial Price, or you are willing and able to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

t You are willing to invest in the Notes based on the Coupon Rate listed on the cover hereof.

t You are willing to forgo any dividends paid on the Underlying Stock.

t You are willing to assume the credit risk of Barclays Bank PLC for all payments under the Notes, and understand that, if Barclays Bank PLC defaults on its obligations, you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

t You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t You require an investment designed to provide a full return of principal at maturity.

t You are not willing to make an investment that may have the full downside market risk of an investment in the Underlying Stock.

t You believe the Final Price of the Underlying Stock is likely to be below the Conversion Price, which could result in a total loss of your initial investment.

t You cannot tolerate receiving shares of the Underlying Stock at maturity expected to be worth less than your principal amount or that may have no value at all.

t You seek an investment that participates in the full appreciation in the price of the Underlying Stock or that has unlimited return potential.

t You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Stock.

t You are unable or unwilling to hold securities that will be called on the earliest Observation Date on which the Underlying Stock closes at or above its Initial Price, or you are unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

t You are unwilling to invest in the Notes based on the Coupon Rate listed on the cover hereof.

t You prefer to receive any dividends paid on the Underlying Stock.

t You are not willing to assume the credit risk of Barclays Bank PLC for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-6 of this pricing supplement as well as the “Risk Factors” beginning on page S-6 of the prospectus supplement for risks related to an investment in the Notes.

Final Terms1
Issuer:	Barclays Bank PLC
Issue Price per Note:	$1,000 per Note
Principal Amount per Note:	$1,000 per Note
Term:	12 months, unless called earlier
Underlying Stock2:	The common stock of a specific company, as set forth on the cover of this pricing supplement
Call Feature:
The Notes will be called if the closing price of the Underlying Stock on any Observation Date is at or above the Initial Price. If the Notes are called, Barclays Bank PLC will pay on the applicable Call Settlement Date a cash payment per Note equal to the principal amount plus pay the Monthly Coupon due on the Coupon Payment Date that is also the Call Settlement Date. No further amounts will be owed to you under the Notes.

Observation Dates3:	Quarterly, on June 11, 2014, September 11, 2014, December 11, 2014 and March 9, 2015 (the “Final Valuation Date”)
Call Settlement Dates:
The Coupon Payment Date immediately following the applicable Observation Date, which will be two (2) business days following the applicable Observation Date; provided that, if the Notes are called on the Final Valuation Date, the related Call Settlement Date will be the Maturity Date.

Monthly Coupon:
A Monthly Coupon will be payable in arrears in 12 equal monthly installments based on the Coupon Rate per annum, regardless of the performance of the Underlying Stock, subject to an earlier automatic call.

The Coupon Rate is (i) 7.19% per annum for Notes linked to the common stock of Buffalo Wild Wings, Inc., (ii) 7.83% per annum for Notes linked to the common stock of Western Refining, Inc., (iii) 9.26% per annum for Notes linked to the common stock of Qlik Technologies Inc. and (iv) 11.26% per annum for Notes linked to the Class A common stock of Zynga Inc.

The Monthly Coupon payable on each Coupon Payment Date is (i) 0.5992% (or $5.9917) per installment for Notes linked to the common stock of Buffalo Wild Wings, Inc., (ii) 0.6525% (or $6.5250) per installment for Notes linked to the common stock of Western Refining, Inc., (iii) 0.7717% (or $7.7167) per installment for Notes linked to the common stock of Qlik Technologies Inc. and (iv) 0.9383% (or $9.3833) per installment for Notes linked to the Class A common stock of Zynga Inc.

Payment at Maturity (per Note)4:
➢ If the Notes are not called and the Final Price of the Underlying Stock is greater than or equal to the Conversion Price on the Final Valuation Date, Barclays Bank PLC will pay you a cash payment on the Maturity Date equal to $1,000 per $1,000 principal amount Note, plus the Monthly Coupon due on the Coupon Payment Date that is also the Maturity Date.

➢ If the Notes have not been called and the Final Price of the Underlying Stock is less than the Conversion Price on the Final Valuation Date, Barclays Bank PLC will deliver to you on the Maturity Date for each $1,000 principal amount Note a number of shares of the Underlying Stock equal to the Share Delivery Amount (subject to adjustments) plus the Monthly Coupon due on the Coupon Payment Date that is also the Maturity Date.

The value of the Share Delivery Amount is expected to be less than the principal amount and may be worthless.  Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the Underlying Stock declines.

Conversion Price:	A percentage of the Initial Price of the Underlying Stock, as specified on the cover of this pricing supplement
Share Delivery Amount4:
A number of shares of the applicable Underlying Stock equal to (1) the principal amount per Note of $1,000 divided by (2) the Conversion Price, as determined on the Trade Date, subject to adjustment upon the occurrence of certain corporate events affecting the Underlying Stock. See “Reference Assets — Equity Securities — Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement.
The Share Delivery Amount will equal:
For Notes linked to the common stock of Buffalo Wild Wings, Inc.: 7.7447 shares per Note.
For Notes linked to the common stock of Western Refining, Inc.: 32.2581 shares per Note.
For Notes linked to the common stock of Qlick Technologies Inc.: 44.4444 shares per Note.
For Notes linked to the Class A common stock of Zynga Inc.: 255.7545 shares per Note.

Initial Price:	The closing price of the applicable Underlying Stock on the Trade Date, as specified on the cover of this pricing supplement
Final Price:	The closing price of the applicable Underlying Stock on the Final Valuation Date
Closing Price:	On any trading day, the last reported sale price of the Underlying Stock on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent
1	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
2
For a description of adjustments that may affect the reference asset, see “Reference Assets — Equity Securities — Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement.

3
Subject to postponement in the event of a market disruption event as described under “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement. Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date.

4
If you receive shares of the Underlying Stock at maturity, we will pay cash in lieu of delivering any fractional shares of the Underlying Stock in an amount equal to that fraction multiplied by the Final Price.

Investment Timeline

Trade Date	The closing price of the Underlying Stock (the Initial Price) is observed, the Coupon Rate is set and the Conversion Price and Share Delivery Amount are determined.

Monthly (including at maturity if not previously called)	Barclays Bank PLC will pay you the applicable Monthly Coupon.

Quarterly (including the Final Valuation Date)

The Notes will be called automatically if the closing price of the Underlying Stock on any quarterly Observation Date is greater than or equal to its Initial Price.

If the Notes are automatically called, Barclays Bank PLC will repay your principal amount plus pay the Monthly Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you.

Maturity Date
The Final Price is determined as of the Final Valuation Date.

If the Notes are not called and the Final Price of the Underlying Stock is greater than or equal to the Conversion Price on the Final Valuation Date, Barclays Bank PLC will pay you a cash payment on the Maturity Date equal to $1,000 per $1,000 principal amount Note, plus the Monthly Coupon due on the Coupon Payment Date that is also the Maturity Date.

If the Notes are not called and the Final Price of the Underlying Stock is less than the Conversion Price on the Final Valuation Date, Barclays Bank PLC will deliver to you on the Maturity Date for each $1,000 principal amount Note a number of shares of the applicable Underlying Stock equal to the Share Delivery Amount (subject to adjustments), which is expected to be worth less than the principal amount and may have no value at all, plus the Monthly Coupon due on the Coupon Payment Date that is also the Maturity Date.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. YOU MAY RECEIVE SHARES AT MATURITY THAT ARE EXPECTED TO BE WORTH LESS THAN YOUR PRINCIPAL AMOUNT OR MAY HAVE NO VALUE AT ALL. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF BARCLAYS BANK PLC. IF BARCLAYS BANK PLC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Coupon Payment Dates
Subject to the automatic call feature of the Notes, Monthly Coupons will be paid in arrears in 12 equal monthly installments on the Coupon Payment Dates listed below. The record date for each Coupon Payment Date will be the date that is one business day prior to the related Coupon Payment Date.

April 14, 2014	October 14, 2014
May 13, 2014	November 13, 2014
June 13, 2014	December 15, 2014
July 14, 2014	January 13, 2015
August 13, 2014	February 13, 2015
September 15, 2014	March 13, 2015

Key Risks
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the Underlying Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

t
You may lose some or all of your principal — The Notes differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount of the Notes at maturity. If the Notes have not been called, Barclays Bank PLC will pay you the principal amount of your Notes in cash only if the Final Price of the Underlying Stock is greater than or equal to the Conversion Price and only at maturity. If the Notes have not been called and the Final Price of the Underlying Stock is below the Conversion Price, Barclays Bank PLC will deliver to you a number of shares of the Underlying Stock equal to the Share Delivery Amount for each Note you then own. Therefore, if the Final Price of the Underlying Stock is below the Conversion Price, you will be exposed on a leveraged basis to any such decline below the Conversion Price. For example, if the Conversion Price were 80% of the Initial Price and the Final Price were less than the Conversion Price, you will lose 1.25% of your $1,000 principal amount per Note at maturity for each additional 1% that the Final Price is less than the Conversion Price. If you receive shares of Underlying Stock at maturity, their value is expected to be less than the principal amount of the Notes, and they may have no value at all.

t
Higher Coupon Rates are generally associated with a greater risk of loss — Greater expected volatility with respect to a Note’s Underlying Stock reflects a higher expectation as of the Trade Date that the price of such stock could close below its Conversion Price on the Final Valuation Date of the Note. This greater expected risk will generally be reflected in a higher Coupon Rate payable on that Note. However, while the Coupon Rate is set on the Trade Date, the Underlying Stock’s volatility can change significantly over the term of the Notes. The price of the Underlying Stock for your Note could fall sharply, which could result in a significant loss of principal.

t
The contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the Underlying Stock is above the Conversion Price.

t
Reinvestment risk — If your Notes are called early, the holding period over which you would receive the per annum Coupon Rate could be as short as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are called prior to the Maturity Date.

t
Your return potential on the Notes is expected to be limited to the Monthly Coupons paid on the Notes and you are not expected to participate in any appreciation of the Underlying Stock — The return potential of the Notes is limited to the pre-specified per annum Coupon Rate, regardless of any appreciation of the Underlying Stock. If the Notes are called on any Observation Date, you will not participate in any of the Underlying Stock’s appreciation and your return will be limited to the coupons received up to and including the applicable Call Settlement Date. If the Notes have not been called and the closing price of the Underlying Stock on the Final Valuation Date is greater than or equal to the Conversion Price, Barclays Bank PLC will pay you the principal amount of your Notes in cash at maturity, plus the Monthly Coupon due on the Coupon Payment Date that is also the Maturity Date. If the Notes have not been called and the closing price of the Underlying Stock on the Final Valuation Date is less than the Conversion Price, in addition to the Monthly Coupon due on the Coupon Payment Date that is also the Maturity Date, Barclays Bank PLC will deliver to you shares of the Underlying Stock at maturity, which are expected to be worth less than the principal amount as of the Maturity Date and may result in a loss of your entire investment. Therefore, you may be subject to the decline in the price of the Underlying Stock even though you cannot participate in any of the Underlying Stock’s appreciation and, as a result, any positive return on the Notes is expected to be limited to the Monthly Coupons paid on the Notes and may be less than a return on a direct investment in the Underlying Stock.  Further, if the Notes are called prior to maturity pursuant to the automatic call feature, you will not receive Monthly Coupons or any other payment in respect of any Coupon Payment Dates after the applicable Call Settlement Date. Because the Notes could be called as early as the first Observation Date, the total return on the Notes could be minimal.

t
Credit of Issuer — The Notes are unsubordinated and unsecured debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including Monthly Coupons and any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

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Single stock risk — The price of an Underlying Stock can rise or fall sharply due to factors specific to that Underlying Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of the Underlying Stock.

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Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Notes.  The Agents and various affiliates may act as a principal, agent or dealer in connection with the Notes.  Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments.  We will pay compensation as specified on the cover of this pricing supplement to the Agents in connection with the distribution of the Notes, and such compensation may be passed on to affiliates of the Agents or other third party distributors.

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There may be little or no secondary market for the Notes — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Owning the Notes is not the same as owning the Underlying Stock — The return on your Notes may not reflect the return you would realize if you actually owned the Underlying Stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the Underlying Stock over the term of your Notes. Further, you will not participate in any appreciation of the Underlying Stock, which could be significant even though you may be exposed to any decline of the Underlying Stock at maturity.

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No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of the Underlying Stock will rise or fall. There can be no assurance that the Underlying Stock price will not close below the Conversion Price on the Final Valuation Date. The price of the Underlying Stock will be influenced by complex and interrelated political, economic, financial and other factors that affect the Issuer of the Underlying Stock. You should be willing to accept the risks of owning equities in general and the Underlying Stock in particular, and the risk of losing some or all of your initial investment.

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Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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Price prior to maturity — The market price of your Notes will be influenced by many unpredictable and interrelated factors, including the market price of the Underlying Stock and the expected price volatility of the Underlying Stock, the dividend rate paid on the Underlying Stock, the time remaining to the maturity of your Notes, interest rates, geopolitical conditions, economic, financial and political, regulatory or judicial events and the creditworthiness of Barclays Bank PLC.

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Potential Barclays Bank PLC impact on market price of Underlying Stock — Trading or transactions by Barclays Bank PLC or its affiliates in the Underlying Stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying Stock may adversely affect the market price of the Underlying Stock and, therefore, the market value of the Notes.

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Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes and the Underlying Stock to which the Notes are linked.

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Antidilution adjustments — For certain corporate events affecting the Underlying Stock, the calculation agent may make adjustments to the number of shares of the Underlying Stock that may be delivered at maturity and the Conversion Price for the Underlying Stock. However, the calculation agent will not make such adjustments in response to all events that could affect the Underlying Stock. If an event occurs that does not require the calculation agent to make such adjustments, the value of the Notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the calculation agent, which will be binding on you absent manifest error. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this pricing supplement or the prospectus supplement as necessary to achieve an equitable result.

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In some circumstances, the payment you receive on the Notes may be based on the common stock of another company and not the Underlying Stock — Following certain corporate events relating to the issuer of the Underlying Stock where such issuer is not the surviving entity, the determination of whether the Notes will be automatically called, and if not, your return on the Notes paid by Barclays Bank PLC at maturity may be based on the common stock of a successor to the Underlying Stock issuer or any cash or any other assets distributed to holders of the Underlying Stock in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “Reference Assets — Equity Securities — Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” of the prospectus supplement. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity Barclays Bank PLC will pay an amount in cash equal to your principal amount unless the Final Price of the Underlying Stock is below the Conversion Price (as such Conversion Price may be adjusted by the calculation agent upon occurrence of one or more such events).

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The estimated value of your Notes might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Notes on the Trade Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.  Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Notes to you.

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The estimated value of your Notes is lower than the initial issue price of your Notes — The estimated value of your Notes on the Trade Date is lower than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

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The estimated value of the Notes is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Notes on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis.  Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

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The estimated value of your Notes is not a prediction of the prices at which you may sell your Notes in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Notes and may be lower than the estimated value of your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

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The temporary price at which we may initially buy the Notes in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Notes — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Trade Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.  Please see “Additional Information Regarding Our Estimated Value of the Notes” on page PS-2 for further information.

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We and our affiliates may engage in various activities or make determinations that could materially affect your Notes in various ways and create conflicts of interest — We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.  Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments.  We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.  Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes.  Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes.  Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes.  We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

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Tax treatment — Significant aspects of the tax treatment of the Notes are uncertain.  You should consult your tax advisor about your tax situation.  See “What Are the Tax Consequences of an Investment in the Notes?” on page PS-12 of this pricing supplement.

Hypothetical Examples
The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of any Underlying Stock relative to its Initial Price. We cannot predict the closing price of any Underlying Stock on any day during the term of the Notes, including on the Observation Dates. You should not take these examples as an indication or assurance of the expected performance of any Underlying Stock. The numbers appearing in the examples and table below have been rounded for ease of analysis. These examples do not take into account any tax consequences from investing in the Notes. The following examples and table illustrate the payment at maturity or upon automatic call per Note on a hypothetical offering of the Notes, based on the following assumptions*:

Term:	Approximately 12 months (unless called earlier)
Hypothetical Coupon Rate per annum**:	6.00% per annum (or $5.00 per monthly period)
Hypothetical Initial Price of the Underlying Stock:	$100.00 per share
Hypothetical Conversion Price:	$80.00 (80% of the hypothetical Initial Price)
Hypothetical Share Delivery Amount:	12.50 shares per Note ($1,000 / Conversion Price of $80.00)
Principal Amount:	$1,000 per Note

*
Terms used for purposes of these hypothetical examples may not represent the actual Coupon Rate per annum, Initial Price, Conversion Price or Share Delivery Amount applicable to the Notes. The actual Coupon Rate, Initial Price and Conversion Price applicable to each Note offering are indicated on the cover of this pricing supplement. The actual Share Delivery Amount applicable to each Note offering is indicated under “Final Terms — Share Delivery Amount” in this pricing supplement. In addition, the actual Conversion Price applicable to one of the offerings described herein is greater than 80% of the initial price of the related Underlying Stock, which may result in a greater likelihood that the closing price of such Underlying Stock falls below the Conversion Price on the Final Valuation Date.

**	Monthly Coupons will be payable in arrears in 12 equal monthly installments during the term of the Notes on an unadjusted basis (unless earlier called).

The examples below and the return table on the following page are purely hypothetical and are not based on any specific offering of Notes linked to any specific Underlying Stock. These examples and return table are intended to illustrate (a) under what circumstances the Notes will be subject to an automatic call, (b) how the value of the payment at maturity on the Notes will depend on whether the Final Price of the applicable Underlying Stock is below the specified Conversion Price and (c) how the total return on the Notes may be less than the total return on a direct investment in the applicable Underlying Stock in certain scenarios.  The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount per Note to the $1,000 issue price.

Example 1 — Notes Are Called on the First Observation Date

Date	Closing Price	Payment (per Note)
First Observation Date	$105.00
Closing price of Underlying Stock at or above Initial Price; Notes are called. Issuer repays principal plus pays Monthly Coupon payment of $5.00 on Call Settlement Date. Issuer has already paid two Monthly Coupons of $5.00 each by the first Observation Date.

Total Payment (per $1,000.00 Note):		Payment on Call Settlement Date:	$1,005.00 ($1,000.00 + $5.00)
		Prior Coupons:	$10.00 ($5.00 × 2 = $10.00)
		Total:	$1,015.00
		Total Return on each $1,000 investment in the Notes:	1.50%

Because the Notes are called on the first Observation Date, the Issuer will pay on the Call Settlement Date a cash payment equal to the principal amount plus the Monthly Coupon due on the Coupon Payment Date that is also the Call Settlement Date. When added to the Monthly Coupon payments of $10.00 received on previous Coupon Payment Dates, the Issuer will have paid a total of $1,015.00 per Note for a 1.50% total return on the Notes. You will not receive any further payments on the Notes.

Example 2 — Notes Are Called on the Final Valuation Date

Date	Closing Price	Payment (per Note)
First Observation Date	$85.00	Closing price of Underlying Stock below Initial Price; Notes are not called.
Second Observation Date	$90.00	Closing price of Underlying Stock below Initial Price; Notes are not called.
Third Observation Date	$95.00	Closing price of Underlying Stock below Initial Price; Notes are not called.
Fourth Observation Date (the Final Valuation Date)	$115.00
Closing price of Underlying Stock at or above Initial Price; Notes are called. Issuer repays principal plus pays Monthly Coupon of $5.00 on Call Settlement Date, which is also the Maturity Date. Issuer has already made 11 Monthly Coupon payments of $5.00 each by the Final Valuation Date.

Total Payment (per $1,000.00 Note):		Payment on Call Settlement Date:	$1,005.00 ($1,000.00 + $5.00)
		Prior Coupons:	$55.00 ($5.00 × 11 = $55.00)
		Total:	$1,060.00
		Total Return on each $1,000 investment in the Notes:	6.00%

Because the Notes are called on the final Observation Date (which is the Final Valuation Date), the Issuer will pay on the Call Settlement Date (which is the Maturity Date) a cash payment equal to the principal amount plus the Monthly Coupon due on the Coupon Payment

Date that is also the Call Settlement Date. When added to the Monthly Coupon payments of $55.00 received on previous Coupon Payment Dates, the Issuer will have paid a total of $1,060.00 per Note for a 6.00% total return on the Notes.

Example 3 — Notes Are Not Called and the Final Price Is Not Below the Conversion Price

Date	Closing Price	Payment (per Note)
First Observation Date	$95.00	Closing price of Underlying Stock below Initial Price; Notes are not called.
Second Observation Date	$90.00	Closing price of Underlying Stock below Initial Price; Notes are not called.
Third Observation Date	$85.00	Closing price of Underlying Stock below Initial Price; Notes are not called.
Fourth Observation Date (the Final Valuation Date)	$82.50
Closing price of Underlying Stock below Initial Price; Notes are not called. Final price is above the Conversion Price, Issuer repays principal plus pays Monthly Coupon of $5.00 on the final Coupon Payment Date, which is also the Maturity Date. Issuer has already made 11 Monthly Coupon payments of $5.00 each by the Final Valuation Date.

Total Payment (per $1,000.00 Note):		Payment at Maturity:	$1,000.00
		Coupons:	$60.00 ($5.00 × 12 = $60.00)
		Total:	$1,060.00
		Total Return on each $1,000 investment in the Notes:	6.00%

Because the Notes are not called on any Observation Date and the Final Price of the Underlying Stock is not below the Conversion Price, the Issuer will pay on the Maturity Date a cash payment equal to the principal amount plus the Monthly Coupon due on the Coupon Payment Date that is also the Maturity Date. When added to the Monthly Coupon payments of $60.00 received on previous Coupon Payment Dates, the Issuer will have paid a total of $1,060.00 per Note for a 6.00% total return on the Notes.

Example 4 — Notes Are Not Called and the Final Price Is Below the Conversion Price

Date	Closing Price	Payment (per Note)
First Observation Date	$95.00	Closing price of Underlying Stock below Initial Price; Notes are not called.
Second Observation Date	$80.00	Closing price of Underlying Stock below Initial Price; Notes are not called.
Third Observation Date	$65.00	Closing price of Underlying Stock below Initial Price; Notes are not called.
Fourth Observation Date (the Final Valuation Date)	$40.00
Closing price of Underlying Stock below Initial Price; Notes are not called. Final price is below Conversion Price, Issuer delivers the Share Delivery Amount (with fractional shares paid in cash) plus pays Monthly Coupon of $5.00 on the final Coupon Payment Date, which is also the Maturity Date. Issuer has already made 11 Monthly Coupon payments of $5.00 each by the Final Valuation Date.

Total Payment (per $1,000.00 Note):		Value of shares received (as of Final Valuation Date*):	$480.00 (12 shares × $40.00)
		Value of fractional shares paid in cash:	$20.00 (0.50 shares × $40.00)
		Total value of Share Delivery Amount:	$500.00
		Coupons:	$60.00 ($5.00 × 12 = $60.00)
		Total:	$560.00
		Total Return on each $1,000 investment in the Notes:	-44.00%

Because the Notes are not called on any Observation Date and the Final Price of the Underlying Stock is below the Conversion Price, the Issuer will deliver to you at maturity the number of shares of the Underlying Stock equal to the Share Delivery Amount for every $1,000 principal amount per Note you hold and will pay cash based on the Final Price for any fractional shares included in the Share Delivery Amount.

*The value of shares received at maturity and the total return on the Notes at that time depends on the closing price of the Underlying Stock on the Maturity Date, rather than the Final Valuation Date, and is expected to be worth less than the principal amount or may have no value at all.

Hypothetical Return Table of the Notes at Maturity
The table below assumes that the Notes are not called at any time during the term of the Notes prior to the Final Valuation Date pursuant to the automatic call feature and illustrates the payment at maturity per Note on a hypothetical offering of the Notes, based on the following assumptions*:

Term:	Approximately 12 months
Hypothetical Coupon Rate per annum**:	6.00% per annum (or $5.00 per monthly period)
Hypothetical Initial Price:	$100.00 per share
Hypothetical Conversion Price:	$80.00 (80.00% of the hypothetical Initial Price)
Hypothetical Share Delivery Amount:	12.50 shares per Note ($1,000 / Conversion Price of $80.00)
Principal Amount:	$1,000 per Note
Hypothetical dividend yield on the Underlying Stock***:	2.00% per annum

*
Terms used for purposes of these hypothetical examples may not represent the actual Coupon Rate per annum, Initial Price, Conversion Price or Share Delivery Amount applicable to the Notes. The actual Coupon Rate, Initial Price and Conversion Price applicable to each Note offering are indicated on the cover of this pricing supplement. The actual Share Delivery Amount applicable to each Note offering is indicated under “Final Terms — Share Delivery Amount” in this pricing supplement. In addition, the actual Conversion Price applicable to one of the offerings described herein is greater than 80% of the initial price of the related Underlying Stock, which may result in a greater likelihood that the closing price of such Underlying Stock falls below the Conversion Price on the Final Valuation Date.

**	Coupon payment will be paid in arrears in 12 equal monthly installments during the term of the Notes on an unadjusted basis (unless earlier called).
***
Dividend yield assumed received by holders of the Underlying Stock during the term of the Notes. The actual dividend yield for any Underlying Stock may vary from the assumed dividend yield used for purposes of the following examples. Regardless, investors in the Notes will not receive any dividends paid on the Underlying Stock.

Underlying Stock			No Previous Automatic Call and Conversion Event Does Not Occur(1)		No Previous Automatic Call and Conversion Event Occurs(2)
Final Price(3)	Stock Price Return	Total Return on the Underlying Stock at Maturity(4)	Payment at Maturity + Coupon Payments	Total Return on the Notes at Maturity(5)	Value of Share Delivery Amount(6)	Payment at Maturity + Coupon Payments(7)	Total Return on the Notes at Maturity(8)
$150.00	50.00%	52.00%	$1,060.00	6.00%	n/a	n/a	n/a
$145.00	45.00%	47.00%	$1,060.00	6.00%	n/a	n/a	n/a
$140.00	40.00%	42.00%	$1,060.00	6.00%	n/a	n/a	n/a
$135.00	35.00%	37.00%	$1,060.00	6.00%	n/a	n/a	n/a
$130.00	30.00%	32.00%	$1,060.00	6.00%	n/a	n/a	n/a
$125.00	25.00%	27.00%	$1,060.00	6.00%	n/a	n/a	n/a
$120.00	20.00%	22.00%	$1,060.00	6.00%	n/a	n/a	n/a
$115.00	15.00%	17.00%	$1,060.00	6.00%	n/a	n/a	n/a
$110.00	10.00%	12.00%	$1,060.00	6.00%	n/a	n/a	n/a
$105.00	5.00%	7.00%	$1,060.00	6.00%	n/a	n/a	n/a
$100.00	0.00%	2.00%	$1,060.00	6.00%	n/a	n/a	n/a
$95.00	-5.00%	-3.00%	$1,060.00	6.00%	n/a	n/a	n/a
$90.00	-10.00%	-8.00%	$1,060.00	6.00%	n/a	n/a	n/a
$85.00	-15.00%	-13.00%	$1,060.00	6.00%	n/a	n/a	n/a
$80.00	-20.00%	-18.00%	$1,060.00	6.00%	n/a	n/a	n/a
$75.00	-25.00%	-23.00%	n/a	n/a	$937.50	$997.50	-0.25%
$70.00	-30.00%	-28.00%	n/a	n/a	$875.00	$935.00	-6.50%
$65.00	-35.00%	-33.00%	n/a	n/a	$812.50	$872.50	-12.75%
$60.00	-40.00%	-38.00%	n/a	n/a	$750.00	$810.00	-19.00%
$55.00	-45.00%	-43.00%	n/a	n/a	$687.50	$747.50	-25.25%
$50.00	-50.00%	-48.00%	n/a	n/a	$625.00	$685.00	-31.50%
$45.00	-55.00%	-53.00%	n/a	n/a	$562.50	$622.50	-37.75%
$40.00	-60.00%	-58.00%	n/a	n/a	$500.00	$560.00	-44.00%
$35.00	-65.00%	-63.00%	n/a	n/a	$437.50	$497.50	-50.25%
$30.00	-70.00%	-68.00%	n/a	n/a	$375.00	$435.00	-56.50%

(1)	A conversion event does not occur if the Final Price of the Underlying Stock is not below the Conversion Price.
(2)	A conversion event occurs if the Final Price of the Underlying Stock is below the Conversion Price.
(3)
The Final Price is as of the Final Valuation Date if the Final Price of the Underlying Stock is not below the Conversion Price. If the Final Price of the Underlying Stock is below the Conversion Price, the Final Price is as of the Final Valuation Date and the Maturity Date. The Final Price range is provided for illustrative purposes only. The actual stock price return may be below -70% and you therefore may lose up to 100% of your initial investment.

(4)	The total return at maturity on the Underlying Stock assumes a 2.00% cash dividend payment.
(5)	The total return at maturity on the Notes includes Monthly Coupons received during the term of the Notes.
(6)
The value of the Share Delivery Amount consists of the total shares included in the Share Delivery Amount multiplied by the closing price of the Underlying Stock on the Maturity Date. If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the Underlying Stock on the Final Valuation Date.

(7)
The actual value of the payment consists of the market value of a number of shares of the Underlying Stock equal to the Share Delivery Amount, valued and delivered as of the Maturity Date with fractional shares paid in cash at the Final Price, plus the Monthly Coupons received during the term of the Notes.

(8)	The total return at maturity on the Notes includes Monthly Coupons received during the term of the Notes.

What Are the Tax Consequences of an Investment in the Notes?
Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Notes.  Our special tax counsel, Davis Polk & Wardwell LLP, believes that it is reasonable to treat a Note for U.S. federal income tax purposes as a put option (the “Put Option”) written by you to us with respect to the applicable Underlying Stock, secured by a cash deposit equal to the Issue Price of the Note (the “Deposit”), which will have an annual yield based on our cost of borrowing, as shown below.  If this treatment is respected, only a portion of each Monthly Coupon payment will be attributable to interest on the Deposit; the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”).  By purchasing the Notes, you agree to treat the Notes for U.S. federal income tax purposes consistently with the treatment and allocation as described above.  We will follow this approach in determining our information reporting responsibilities, if any.

Assuming the treatment and allocation described above are respected, (a) interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to the taxable disposition of the Notes (including pursuant to an automatic call or at maturity), and (b) assuming that you are an initial purchaser of Notes purchasing the Notes at the Issue Price for cash, (i) if at maturity or upon an automatic call the Notes are settled in cash, you will recognize short-term capital gain in an amount equal to the total Put Premium received and (ii) if at maturity you receive the Underlying Stock, you generally will not recognize gain or loss with respect to the Put Premium or the Underlying Stock received; instead, the total Put Premium will reduce your basis in the Underlying Stock.  This discussion does not address the U.S. federal income tax consequences of the ownership or disposition of the Underlying Stock that you may receive at maturity.  You should consult your tax advisor regarding the potential U.S. federal tax consequences of the ownership and disposition of the Underlying Stock.

There are, however, other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt for the Notes, in which case the timing and character of your income or loss could be materially and adversely affected.  In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on a number of issues, the most relevant of which for investors in the Notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.  While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.  You should consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.  Purchasers who are not initial purchasers of Notes at the Issue Price should also consult their tax advisors with respect to the tax consequences of an investment in the Notes, including possible alternative treatments, as well as the allocation of the purchase price of the Notes between the Deposit and the Put Option.

You should review carefully the sections entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” in the accompanying prospectus supplement.  The preceding discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.  The preceding discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Consistent with the position described above, below are the portions of each Monthly Coupon payment that we intend, in determining our reporting responsibilities (if any), to treat as attributable to interest on the Deposit and to Put Premium:

Underlying Stocks	Coupon Rate per Annum	Interest on Deposit per Annum	Put Premium per Annum
Common stock of Buffalo Wild Wings, Inc.	7.19%	0.50%	6.69%
Common stock of Western Refining, Inc.	7.83%	0.50%	7.33%
Common stock of Qlik Technologies Inc.	9.26%	0.50%	8.76%
Class A common stock of Zynga Inc.	11.26%	0.50%	10.76%

Information about the Underlying Stocks
Included in the following pages is a brief description of the issuers of each of the Underlying Stocks. This information has been obtained from publicly available sources. Also set forth below is a table that provides the quarterly high and low closing prices for each Underlying Stock. We obtained the closing price information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the Underlying Stock as an indication of future performance.

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets — Equity Securities — Reference Asset Issuer and Reference Asset Information.” Companies with securities registered under the Securities Exchange Act of 1934, as amended, are required to file financial and other information specified by the SEC periodically. Such information can be reviewed electronically through a website maintained by the SEC at http://www.sec.gov. Information filed with the SEC by the issuer of the Underlying Stock can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not independently verified any of the information herein obtained from outside sources.

Buffalo Wild Wings, Inc.
According to publicly available information, Buffalo Wild Wings, Inc. (the “Company”) is an owner, operator and franchisor of restaurants.

Information filed by the Company with the SEC can be located by reference to its SEC file number: 000-24743. The Company’s common stock is listed on the NASDAQ Global Market under the ticker symbol “BWLD.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the Underlying Stock, based on daily closing prices on the NASDAQ Global Market, as reported by Bloomberg. The closing price of the Underlying Stock on March 7, 2014 was $151.91. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. The historical performance of the Underlying Stock should not be taken as an indication of the future performance of the Underlying Stock during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2008	3/31/2008	$26.25	$19.41	$24.50
4/1/2008	6/30/2008	$34.61	$23.23	$24.83
7/1/2008	9/30/2008	$43.21	$24.72	$40.24
10/1/2008	12/31/2008	$40.76	$15.52	$25.65
1/1/2009	3/31/2009	$38.45	$21.77	$36.58
4/1/2009	6/30/2009	$42.98	$32.09	$32.52
7/1/2009	9/30/2009	$44.23	$31.40	$41.61
10/1/2009	12/31/2009	$43.62	$39.14	$40.27
1/1/2010	3/31/2010	$49.53	$39.89	$48.11
4/1/2010	6/30/2010	$52.61	$35.67	$36.58
7/1/2010	9/30/2010	$48.39	$35.25	$47.89
10/1/2010	12/31/2010	$50.08	$43.85	$43.85
1/1/2011	3/31/2011	$56.76	$42.78	$54.43
4/1/2011	6/30/2011	$66.93	$53.92	$66.31
7/1/2011	9/30/2011	$69.31	$52.44	$59.80
10/1/2011	12/31/2011	$69.77	$56.30	$67.51
1/1/2012	3/31/2012	$94.42	$63.47	$90.69
4/1/2012	6/30/2012	$88.38	$78.17	$86.64
7/1/2012	9/30/2012	$87.57	$70.43	$85.74
10/1/2012	12/31/2012	$89.00	$71.30	$72.82
1/1/2013	3/31/2013	$87.80	$72.97	$87.53
4/1/2013	6/30/2013	$99.37	$86.49	$98.16
7/1/2013	9/30/2013	$111.34	$95.44	$111.22
10/1/2013	12/31/2013	$151.82	$113.10	$147.20
1/1/2014	3/7/2014*	$151.91	$127.12	$151.91
*  Information for the first calendar quarter of 2014 includes data for the period from January 1, 2014 through March 7, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.

The graph below illustrates the performance of the Underlying Stock from January 2, 2004 to March 7, 2014. The dotted line represents the Conversion Price of $129.12, which is equal to 85.00% of the closing price on March 7, 2014.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The graph set forth above shows the historical performance of the Underlying Stock based on the daily closing price of the Underlying Stock. We obtained the closing prices above from Bloomberg. We have not independently verified any of the information obtained from Bloomberg. Historical performance of the Underlying Stock is not an indication of future performance. Future performance of the Underlying Stock may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the Underlying Stock will result in the return of any of your initial investment.

Western Refining, Inc.
According to publicly available information, Western Refining, Inc. (the “Company”) is a crude oil refiner and marketer of refined products that operates mainly in Arizona, Colorado, the Mid-Atlantic region, New Mexico and west Texas. The Company owns and operates two refineries and a retail convenience store network of 228 retail sites.

Information filed by the Company with the SEC can be located by reference to its SEC file number: 001-32721. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “WNR.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the Underlying Stock, based on daily closing prices on the New York Stock Exchange, as reported by Bloomberg. The closing price of the Underlying Stock on March 7, 2014 was $38.75. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. The historical performance of the Underlying Stock should not be taken as an indication of the future performance of the Underlying Stock during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2008	3/31/2008	$24.83	$13.07	$13.47
4/1/2008	6/30/2008	$15.77	$7.96	$11.84
7/1/2008	9/30/2008	$12.83	$6.57	$10.11
10/1/2008	12/31/2008	$10.05	$4.73	$7.76
1/1/2009	3/31/2009	$13.78	$8.15	$11.94
4/1/2009	6/30/2009	$15.43	$6.75	$7.06
7/1/2009	9/30/2009	$7.80	$5.57	$6.45
10/1/2009	12/31/2009	$6.94	$4.49	$4.71
1/1/2010	3/31/2010	$5.73	$4.17	$5.50
4/1/2010	6/30/2010	$5.82	$4.45	$5.03
7/1/2010	9/30/2010	$5.40	$4.11	$5.24
10/1/2010	12/31/2010	$10.62	$5.16	$10.58
1/1/2011	3/31/2011	$18.03	$10.23	$16.95
4/1/2011	6/30/2011	$19.08	$14.82	$18.07
7/1/2011	9/30/2011	$21.44	$12.46	$12.46
10/1/2011	12/31/2011	$18.13	$11.20	$13.29
1/1/2012	3/31/2012	$20.07	$13.98	$18.82
4/1/2012	6/30/2012	$22.27	$17.51	$22.27
7/1/2012	9/30/2012	$27.97	$22.11	$26.18
10/1/2012	12/31/2012	$31.04	$23.96	$28.19
1/1/2013	3/31/2013	$38.82	$26.94	$35.41
4/1/2013	6/30/2013	$34.99	$26.89	$28.07
7/1/2013	9/30/2013	$31.45	$26.51	$30.04
10/1/2013	12/31/2013	$42.41	$29.73	$42.41
1/1/2014	3/7/2014*	$42.51	$36.16	$38.75
*   Information for the first calendar quarter of 2014 includes data for the period from January 1, 2014 through March 7, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.

The graph below illustrates the performance of the Underlying Stock from January 18, 2006 to March 7, 2014. The dotted line represents the Conversion Price of $31.00, which is equal to 80.00% of the closing price on March 7, 2014.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The graph set forth above shows the historical performance of the Underlying Stock based on the daily closing price of the Underlying Stock. We obtained the closing prices above from Bloomberg. We have not independently verified any of the information obtained from Bloomberg. Historical performance of the Underlying Stock is not an indication of future performance. Future performance of the Underlying Stock may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the Underlying Stock will result in the return of any of your initial investment.

Qlik Technologies Inc.
According to publicly available information, Qlik Technologies Inc. (the “Company”) is a developer of user-driven business intelligence software.

Information filed by the Company with the SEC can be located by reference to its SEC file number: 001-34803. The Company’s common stock is listed on the NASDAQ Stock Market under the ticker symbol “QLIK.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the Underlying Stock, based on daily closing prices on the NASDAQ Stock Market, as reported by Bloomberg. The closing price of the Underlying Stock on March 7, 2014 was $30.00. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. The historical performance of the Underlying Stock should not be taken as an indication of the future performance of the Underlying Stock during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
7/16/2010*	9/30/2010	$26.28	$12.80	$22.05
10/1/2010	12/31/2010	$27.70	$21.55	$25.81
1/1/2011	3/31/2011	$28.03	$22.86	$26.00
4/1/2011	6/30/2011	$34.19	$26.72	$34.06
7/1/2011	9/30/2011	$35.43	$21.36	$21.66
10/1/2011	12/31/2011	$30.89	$19.99	$24.20
1/1/2012	3/31/2012	$32.60	$22.89	$32.00
4/1/2012	6/30/2012	$33.19	$21.00	$22.12
7/1/2012	9/30/2012	$25.28	$17.59	$22.41
10/1/2012	12/31/2012	$22.33	$17.20	$21.72
1/1/2013	3/31/2013	$27.81	$20.02	$25.83
4/1/2013	6/30/2013	$31.09	$23.62	$28.27
7/1/2013	9/30/2013	$37.20	$28.30	$34.24
10/1/2013	12/31/2013	$35.11	$23.43	$26.63
1/1/2014	3/7/2014**	$30.99	$25.13	$30.00
*    The Company’s common stock commenced trading on the NASDAQ Stock Market on July 16, 2010 and therefore has limited historical performance.  For this reason, available information for the third calendar quarter of 2010 includes data for the period from July 16, 2010 through September 30, 2010.  Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2010.

**  Information for the first calendar quarter of 2014 includes data for the period from January 1, 2014 through March 7, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.

The graph below illustrates the performance of the Underlying Stock from July 16, 2010 to March 7, 2014. The common stock of Qlik Technologies Inc. began trading on the NASDAQ Stock Market on July 16, 2010 and therefore has a limited performance history. The dotted line represents the Conversion Price of $22.50, which is equal to 75.00% of the closing price on March 7, 2014.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The graph set forth above shows the historical performance of the Underlying Stock based on the daily closing price of the Underlying Stock. We obtained the closing prices above from Bloomberg. We have not independently verified any of the information obtained from Bloomberg. Historical performance of the Underlying Stock is not an indication of future performance. Future performance of the Underlying Stock may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the Underlying Stock will result in the return of any of your initial investment.

Zynga Inc.
According to publicly available information, Zynga Inc. (the “Company”) is a developer, marketer, and operator of social games played over the Internet, social networking sites and mobile platforms.

Information filed by the Company with the SEC can be located by reference to its SEC file number: 001-35375. The Company’s Class A common stock is listed on the NASDAQ Global Select Market under the ticker symbol “ZNGA.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the Underlying Stock, based on daily closing prices on the NASDAQ Global Select Market, as reported by Bloomberg. The closing price of the Underlying Stock on March 7, 2014 was $5.58. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. The historical performance of the Underlying Stock should not be taken as an indication of the future performance of the Underlying Stock during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
12/16/2011*	12/31/2011	$9.75	$9.05	$9.41
1/1/2012	3/31/2012	$14.69	$8.00	$13.15
4/1/2012	6/30/2012	$12.88	$4.98	$5.44
7/1/2012	9/30/2012	$5.57	$2.70	$2.84
10/1/2012	12/31/2012	$2.82	$2.11	$2.37
1/1/2013	3/31/2013	$3.94	$2.39	$3.36
4/1/2013	6/30/2013	$3.55	$2.58	$2.78
7/1/2013	9/30/2013	$3.78	$2.75	$3.68
10/1/2013	12/31/2013	$4.50	$3.43	$3.80
1/1/2014	3/7/2014**	$5.69	$3.39	$5.58
*    The Company’s common stock commenced trading on the NASDAQ Global Select Market on December 16, 2011 and therefore has limited historical performance. For this reason, available information for the fourth calendar quarter of 2011 includes data for the period from December 16, 2011 through December 31, 2011.  Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.

**  Information for the first calendar quarter of 2014 includes data for the period from January 1, 2014 through March 7, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.

The graph below illustrates the performance of the Underlying Stock from December 16, 2011 to March 7, 2014. The dotted line represents the Conversion Price of $3.91, which is equal to 70.00% of the closing price on March 7, 2014.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The graph set forth above shows the historical performance of the Underlying Stock based on the daily closing price of the Underlying Stock. We obtained the closing prices above from Bloomberg. We have not independently verified any of the information obtained from Bloomberg. Historical performance of the Underlying Stock is not an indication of future performance. Future performance of the Underlying Stock may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the Underlying Stock will result in the return of any of your initial investment.

Supplemental Plan of Distribution
We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents have agreed to purchase, all of the Notes at the initial issue price less the underwriting discount indicated on the cover of this pricing supplement. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Settlement Date indicated on the cover of this document, which will be the fourth business day following the Trade Date (this settlement cycle being referred to as “T+4”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the Notes on any date prior to three business days before delivery will be required, by virtue of the fact that the Notes will initially settle in four business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement.  See “Plan of Distribution” in the prospectus supplement.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement.

Validity of the Notes
In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of January 14, 2014, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on January 14, 2014, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated January 14, 2014, which has been filed as an exhibit to the report on Form 6-K referred to above.